Fourth Quarter 2000 Earnings
                                 Conference Call
                                October 26, 2000
                                 10:00 a.m. CST

Charlie:

Welcome to Oshkosh Truck's fourth quarter earnings conference call. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck, who will talk with you in a few minutes about our business outlook.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that are believed to be within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, made by us during this conference call, including, without limitation, statements regarding Oshkosh Truck's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures and debt levels, and plans and objectives of management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect, "intend", "estimates", "anticipate", "believe", "should", "plans", or "continue", or similar terminology. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are described in a Form 8-K filed with the SEC this morning and other filings with the SEC. In addition, except as described in the Form 8-K, the Company disclaims any obligation to update such forward-looking statements, which may not be updated until the Company's next quarterly conference call, if at all.

In recent years, Oshkosh Truck has stood out among industrial companies. Last year we were one of only six industrial companies to complete a secondary equity offering, and we were one of only eleven industrials on Fortune's list of 100 fastest growing companies in America. We came in at No. 56. In fiscal 2000, Oshkosh again closed with record numbers, reporting net income before extraordinary items of $14.6 million, or $0.86 per share, for the fourth quarter. Net income was up 44% from the $10.2 million for the fourth quarter of 1999, while EPS was up 11.7% from the $0.77 per share last year. Of course, EPS

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growth was lower than net income growth due to the impact of the additional shares issued in the company's November 1999 equity offering.

Consolidated operating income for the quarter rose 21.5% to $28.0 million from $23.0 million the previous year on a 14.0% sales increase to $358 million. Consolidated operating income margins reached 7.8%, a new quarterly record for the company.

For the year, this brings sales up 13.7% to $1,324 million, virtually all from organic growth. Operating income rose 28.7% to $98.1 million, or 7.4% of sales, for the year while net income before extraordinary items reached $48.5 million, a 56% increase. EPS from continuing operations reached $2.96 for fiscal 2000, a 23.8% increase even after the dilutive effects of the November 1999 equity offering.

And, we've also boosted our outlook for next year. We're now increasing our EPS estimates for fiscal 2001 from $3.35 per share up to $3.45 per share, an increase of 16.6% over 2000. There are few industrial companies looking at that kind of growth in 2001. More about that later.


Let's turn to a review of the results of the individual business segments.

Fire and Emergency

Beginning with our fire and emergency segment, sales grew 16.8% to $108.8 million in the quarter, and operating income was up 44.7% to $10.0 million. Operating income growth was particularly strong this quarter due to the adverse effects of an ERP installation on prior year results. Operating income margins held flat compared to our third quarter. We had been expecting some improvement which didn't happen because of some unexpected workers compensation and product liability charges.

Pierce's backlog was up 6.4% at September 30, compared to prior year levels. Pierce's order book is very strong in October and we expect backlog to continue to improve in the first quarter of 2001.

Overall, we're quite pleased with the performance of the fire and emergency segment in 2000. In spite of the lingering effects from an ERP installation in April 1999 that hurt our first half results, we were able to continue to increase our sales with 16.2% growth for the year, and we began to recover some of our

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historic margins by increasing operating income 23.0% for the year in this segment.

Defense

Sales in our defense segment were up 42.6% in the fourth quarter, at $107.7 million, compared to $75.5 million in the prior year. Operating income increased 66% to $13.2 million compared to $7.9 million in the prior year.

In recent years, we've seen more and more of the heavy defense truck volume move into the third and fourth quarters, which levels out the production in our plants. This year, we also enjoyed some international demand that boosted fourth quarter sales and especially margins and, of course, we are now in low rate production of our MTVR truck.

For the year, our defense segment delivered an outstanding performance with sales up 24.0% to $276 million and operating income up 31.7% to $30.1 million, or 10.9% of sales.

Commercial

Turning to the commercial segment, sales declined 2.7% to $141.8 million, while operating income declined 32.4% to $9.4 million. The operating income result is quite close to our estimates reported in a Form 8-K filing in July, but actual sales are approximately $25 million higher than our sales estimate reported in that July Form 8-K filing. About one-third of the sales increase was unforecasted sales of Viking Truck, which was acquired in April 2000, and the remainder resulted from surprising strength in our rear-discharge mixer business. Operating income margins fell 120 basis points more than we expected primarily due to higher workers compensation and product liability charges. McNeilus' experience in these areas is generally quite good for being in the heavy metal bending business and we would expect our experience to return to traditional levels next year.

Concrete placement sales were down 8.1% during the quarter while refuse sales were up 11.1% compared to the prior year. Our rear-discharge unit backlog was down 6.9% compared to the prior year while our front-discharge backlog was down 36.2%. The 2000 backlog figures are ahead of September 1998 levels, which suggests that we should be on pace for fiscal 2001 to achieve fiscal 1999 sales levels which were 8.6% lower than fiscal 2000 results. Again, over the full fiscal year 2001, our estimates assume that we can hold front-discharge sales flat from 2000 to 2001 as we capitalize on the acquisition of our last dealer in front-

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discharge, Viking Truck, and we are assuming that our rear-discharge volume will be down 13.5% in 2001.

Our refuse backlog was down 14.8% at September 30, 2000, an improvement from being down 21.2% at June 30, 2000. Due to shorter lead times, we are able to operate with lower refuse backlogs than historically. We continue to project our refuse sales to be up 10%-11% in fiscal 2001 as we continue to make inroads in municipal accounts and as the large waste haulers resume purchases at more historic levels.

Corporate and Other

At the corporate level, our corporate expenses declined to $4.5 million from $5.8 million in the prior year. For the year, corporate expenses were about $3 million lower, due to a litigation settlement in fiscal 1999.

From a debt perspective, we set a target of driving our debt down to $150 million by September 30, 2000. Actual debt stood at $162.8 million at September 30, 2000, but we held $13.6 million in cash pending the closing of our acquisition of Medtec Ambulance Corporation, which was announced on Tuesday.

2001 Outlook

Let me now briefly give you our current estimates for fiscal 2001 financial performance before turning the call over to Bob who will describe how we will strive to achieve that performance. Again, this information is available in print for you in a Form 8-K filing made with the SEC today.

Essentially, we are increasing our EPS estimates from July for fiscal 2001 by $0.03 per share with respect to the acquisition of Medtec and by $0.07 per share with respect to new defense parts business awarded in October. This $0.10 per share increase is spread $0.01 per share in the second quarter, $0.04 per share in the third quarter and $0.05 per share in the fourth quarter of fiscal 2001.

Summing it up, presently, we believe that fiscal 2001 sales, assuming only the Medtec acquisition, will approximate $1.48 billion, up about 11.8% from fiscal 2000. We believe EPS will increase almost 17% to approximately $3.45 per share, up from our July estimates of 15% growth to $3.35 per share. Fire and emergency sales are now expected to reach about $440 million next year, up about 12.7%. This growth rate is down somewhat from fiscal 2000 because we believe that


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worldwide aircraft rescue and firefighting market sales in 2001 cannot remain at
2000 levels and due to one more year of limited snowfall affecting our snow plow and blower business. Our defense sales should rise to about $410 million next year due to a planned $115 million increase in MTVR sales as that contract ramps up, plus higher parts sales. Commercial segment sales are expected to be down about 4% in fiscal 2001 to about $630 million. From a planning standpoint, we are continuing to project rear-discharge concrete mixer sales to be down 13.5% due to rising mortgage rates and lower housing starts. We project a 10% - 12% increase in refuse sales plus several initiatives to build our commercial parts business will offset much of the decline in concrete mixer sales.

By quarter, we believe that these sales expectations by segment would lead consolidated sales to be up about 15% in quarter one, 9% in quarter two, 12% in quarter three and 11.5% in quarter four relative to fiscal 2000.

Our consolidated operating income margins are expected to improve about one-half of a percentage point in 2001above fiscal 2000 levels. This would suggest consolidated operating income of $117- $119 million, an increase of about 20% above fiscal 2000. Operating income margins would start fiscal 2001 low as historically is the case, say 6.5% in quarter one, rising about 1% in the second quarter and another 1% in the second half of 2001.

By business segment, we believe that fire and emergency operating income will grow nearly 40% to about $45 - $47 million in fiscal 2001 to about 10.5% of sales. Cost reduction initiatives and recovery of ERP installation related inefficiencies should drive the improvement. Defense operating income should grow more modestly in 2001 to about $30 - $31 million. The company expects the MTVR to ramp-up at lower margins and next year we expect to incur significant engineering and bid and proposal costs to win the U.S. Army's FMTV Competitive Rebuy program. Commercial operating income is expected to improve almost 12% in 2001 to $60 - $62 million. While concrete placement operating income is projected to decline, we recently completed an expansion of refuse manufacturing capacity, which was undertaken to double our refuse margins and these estimates assume that we will achieve that margin improvement.

Corporate expenses are expected to be flat next year. And, we believe that we will incur modestly higher interest costs next year due to higher interest rates. On the other hand, we just amended our Bank Credit Agreement to, among other things, reduce our borrowing spreads slightly and increase our revolver capacity by $70 million.

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Summing it all up, we hope to drive net income up about 23% next year. Given the dilutive effects of the November 1999 equity offering, that would drive EPS up approximately 16.7% in 2001 to about $3.45. By quarter, we believe that EPS will be much stronger in the second half of fiscal 2001 as MTVR sales ramp up and as we enjoy a better mix of heavy tactical defense trucks. First half earnings will also be significantly impacted by material bid and proposal spending on the FMTV Competitive Rebuy program and the dilutive effects of the November 1999 equity offering. So, we expect first quarter EPS to be up modestly about 4%; then, we should see the rate of EPS growth increase to about 10% in the second quarter, about 27% in the third quarter and about 22% in the fourth quarter year over year.

Upsides to these estimates could involve improvement in MTVR margins as we turn on full rate production. At that point, we will be more confident in our cost reduction initiatives and have a clearer view regarding any retrofit requirements relative to initial rate production. Upside may also arise from an improved outlook in concrete mixer markets if the U.S. economy is indeed headed for a soft landing. We suggest that analysts refrain from including such upsides in their earnings estimates until we have a clearer view of the economy over the next few quarters.

Of course, there are downsides to every estimate. Certainly, rear-discharge concrete mixer sales could decline more than 13.5%, and we may not achieve our targets for improvement in refuse margins and for the ramp-up of the MTVR.

From a financial position standpoint, given the Medtec acquisition and seasonal working capital demands, we would expect borrowings to grow to $190 million at December 31, 2000 and $210 million at March 31, 2001 and then decline to $180 million at June 30, 2001 and $145 million at September 30, 2001. We expect capital spending in 2001 to approximate 2000 levels at $20 million.

Certainly, all these 2001 estimates are just that--estimates. And, there are ranges to all estimates. We encourage all investors to take their own view of our markets, and the impact of market conditions on our sales and earnings.

Bob, will now share his views on our fourth quarter performance and our 2001 outlook.


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BOB

Good morning.

Charlie's already covered the numbers in detail, so I won't repeat them, but I'd just like to say -- we did it again. We improved net income, EPS and total sales. We balanced a downturn in the commercial business with improvements in our other segments. Our operations are running smoothly during two major plant expansions, and we just announced another strategic acquisition.

Our international sales efforts came into their own this year. We saw a 98% increase in international sales, driving the percentage of revenues generated overseas to about 7.7% -- up from 4.4% last year and well on our way to generating our near term goal of 10% of overall sales.

The company exceeded consensus earnings estimates for the quarter by two cents per share. We generated EPS of $2.96 for the year, up 23.8% last year's numbers.

We delivered on our promises for fiscal 2000. And, that's led us to set some aggressive new targets for fiscal 2001, increasing our EPS expectations to $3.45.


Defense

Defense vehicle development and production is a competitive strength of ours, that delivered solid sales growth throughout fiscal 2000. Aftermarket parts sales were particularly strong, heavy truck requirements exceeded our expectations, and cost containment efforts had a positive effect on most areas of production.

MTVR testing was successfully completed on schedule, and we remain committed to achieving Milestone III and full-rate production approval in December. Although not yet finalized, a retrofit of wheel ends will be required. We had built a retrofit into our profit plans for the contract, since this type of retrofit activity is commonplace at the start of a major defense contract. It's designed to bring all

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vehicles to the final production configuration. We'll conduct the retrofit effort at a separate facility to ensure we maintain a sharp focus on new defense truck production at our Oshkosh facility.

Within the Department of Defense, and even among presidential campaign speeches, the vision for the future U.S. Army is a hot topic. Army Chief of Staff Shinseki's vision for the transformation of the U.S. Army calls for a lighter, more rapidly deployable force that is better equipped than any in the world.

Oshkosh is already playing a part in that transformation. Our HEMTTs with load handling systems were selected as combat service support vehicles for the Initial Combat Brigade Teams (ICBTs) at Fort Lewis, the site of the Army transformation program rollout. And, we just introduced ProPulse electric drive technology to the defense market at the AUSA show last week. The response was excellent. The defense community is excited by the prospect of reducing fuel consumption, decreasing emissions and improving reliability. This system allows them to decrease their "logistics footprint" or the amount of people and resources needed to keep a fleet supplied and maintained. A smaller logistics footprint is one of the key priorities for the Army transformation initiative.

ProPulse is yet another case where our technology development capabilities will create a competitive advantage across several markets. We are at the forefront of electric drive development for heavy trucks and we will leverage that in our other businesses.

Beyond that, the timing on the Family of Medium Tactical Vehicle (FMTV) proposal has shifted. The Request for Proposal is now expected in early December, rather than October. That gives us more time for development work prior to the intense 60-day bid and proposal. Regardless of the timing, Oshkosh remains strongly positioned to meet the requirements of the contract and deliver prototype vehicles within a very short time frame.

Fire & Emergency

Before I get into our acquisition of Medtec, I just wanted to mention that our 16 percent sales growth this year was split between our Appleton, Wis. and Bradenton, Fla. operations. The Florida operation is playing an increasingly

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important role in sales growth, and we're looking to continue building sales of more standardized apparatus to the price conscious end of the market.

Now, I'd like to tell you more about Medtec Ambulance Corporation, which we expect to close within the next two weeks. We will be rolling the Medtec acquisition in under Pierce in terms of operations. We're excited. We've been considering expansion into the ambulance market for more than a year. This is the right time and the right way to get into that market. Let me explain why:

o The U.S. population is aging, and that will be a major growth driver for the patient transport services and the ambulance market.
o Our customers have been asking us to get into the business, so we can provide all of their vehicles with Pierce quality and service.
o Medtec has a strong position in the ambulance market, especially in Type I and Type III ambulances. We see excellent opportunities for expanding sales and margins, primarily through enhanced distribution and service, a better brand strategy, and streamlined production.
o Medtec specializes in Type I and III ambulances, the most profitable ambulances that make up 75% of the ambulance market. These are the larger ambulances with the most value added content. And, they represent the fastest growing segment of the ambulance market.
o There's a growing trend in fire department purchases of ambulances, and Type I and IIIs are the most popular among the fire service. About 40% of all ambulance sales are already to fire departments. We see that expanding to 50 - 60% within five years. Given Pierce's strength in fire service distribution, we'll be able to strengthen Medtec's distribution to the fire market.
o Service is almost non-existent in the ambulance market. We know how to service fire and emergency customers. We're going to raise the bar significantly, giving ourselves a competitive advantage and room for margin enhancement at the same time. This acquisition offers us excellent synergies, not just in terms of operations and purchasing, but also in distribution and service.
o Medtec has a solid reputation for quality and craftsmanship. They target the largest segment of the ambulance market with middle-of-the-road price points and product.
o And, one final bonus, American Fire & Rescue's line of rescues is part of the deal. This increases the breadth of our rescue offering and provides us with a new brand for targeting the light and medium segment of the rescue market. Pierce targets the heavy segment.

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Our purchase price is expected to be approximately $16.5 million, putting the
EBITDA multiple at 4.5 times.


Commercial

Concrete Placement

Although our concrete placement sales were up year over year, the fourth quarter did bring an 8% dip in sales dollars. We are beginning to see evidence of the inevitable slow down from peak levels. We, and everyone else, have been expecting this. We continue to believe the overall reduction in orders will be on the magnitude of 10%, bringing annual sales in line with where they were in 1999, still at very high levels. This is a realistic, sustainable level. That being said, we have a plan to improve company performance, regardless of what the concrete placement market is doing:

o We have upside opportunities for margins in the refuse business. And, we have untapped potential in the municipal refuse market for improving sales.
o The fire and emergency market has additional opportunities for market share growth through a broader product line and improved distribution. Plus, we've put our operating inefficiencies behind us and can focus on margin improvement again.
o Fiscal 2001 promises to be a year of strong sales in the defense market, with the first year of full-rate MTVR production ahead of us. And,
o Most importantly, we constantly look for ways to optimize our production processes. Some of the inefficiencies associated with production line start-up hit our profit during the second through the fourth quarters at McNeilus. However, this same indexed moving production line will be integral to our plans to improve productivity and operating income margins in fiscal 2001.


Refuse

The market has been bearing a gradual price increase, despite the cautious approach toward capital investment of several major haulers. Blanket purchase orders have been replaced with consistent, smaller orders for specific requirements. We anticipate Allied/BFI will maintain a "go slow" approach to

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purchasing during the post-acquisition phase, keeping their orders relatively flat next year. We see Waste Management orders increasing and a modest increase in purchasing from Republic as these companies clearly identify growth strategies.

The municipal segment will remain a primary thrust for sales, marketing and service strategies. Each region will continue targeting key municipal accounts, and plan new authorized service centers to improve aftermarket support in those regions.

Among our fourth quarter municipal customers were Birmingham, Alabama, and Waco, Texas. We closed out fiscal 2000 with about 13.5% of total refuse sales generated by municipalities. In fiscal 2001, we're targeting to increase that number by another 25% or more.

Assembly is running smoothly at our facilities in Mexico, which started building refuse bodies this year. We will use this as a launch point for sales not only in the Mexican market, but also other South American countries, where import duties are significantly more favorable for goods produced in Mexico.

In terms of products, our product line expansion is far from complete. We will be evaluating recycling units and multi-purpose units for addition to the line in fiscal 2001.

The strategies that Charlie and I have outlined will form the basis for next year's performance targets. Expansion of defense, refuse and fire and emergency business will be a key driver for overall sales and margins in fiscal 2001.

o We are committed to maintaining MTVR production and delivery schedules, as these will have a major impact on profitability.
o Outlook for the fire and emergency market is good, and we intend to expand market share through increased sales as well.
o The ambulance market holds much promise, particularly with service and distribution improvements.
o Product line expansion, targeted sales strategies, continued emphasis on operating efficiencies including inventory reduction are priorities for each of our businesses.

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o    The focus in refuse will be on leveraging our new production line to enhance sales and margins.
o And, we remain focused on bringing home a major, accretive acquisition within the next 12 months as well.

We have the plans in place to achieve our new, more aggressive target numbers for fiscal 2001. Thank you.

Operator, please announce the question and answer period.



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